UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 8, 2006

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-32085	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 506-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

A hearing was held on February 7, 2006 before the Deputy Securities Administrator of the Office of the North Carolina Secretary of State (the “Administrator”) to consider the fairness of the terms and conditions of the proposed merger between Quattro Merger Sub Corp., a newly formed wholly-owned subsidiary (“Sub”) of Allscripts Healthcare Solutions, Inc. (“Allscripts”), and A4 Health Systems, Inc. (“A4”), with A4 surviving the merger (the “Merger”). On February 13, 2006, the Administrator issued an order under the North Carolina securities laws approving the fairness of such terms and conditions. Such order of approval allows the common stock of Allscripts to be issued in connection with the Merger to be exempt from registration under the Securities Act of 1933, as amended.

At the special meeting held on February 8, 2006, the shareholders of A4 voted to approve the plan of merger contained in the Agreement of Merger, dated as of January 18, 2006 (the “Merger Agreement”), by and among A4, Allscripts, Sub and John P. McConnell, in his capacity as shareholder representative. No shareholder of A4 provided notice of exercise of dissenters’ rights at such meeting.

Allscripts has been notified by the U.S. Federal Trade Commission that early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has been granted in connection with the Merger.

Completion of the Merger remains subject to other closing conditions, as described further in Allscripts’ Current Report on Form 8-K filed on January 23, 2006. Furthermore, Allscripts may not be able to complete the proposed Merger on the terms in the existing Merger Agreement or other acceptable terms or at all because of a number of factors, including the failure to obtain funds contemplated by debt commitment letters or an equity or debt financing in lieu thereof or the failure to satisfy the other closing conditions.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Date: February 13, 2006	By:	/s/ William J. Davis
William J. Davis
Chief Financial Officer